Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2014 FINANCIAL RESULTS

•                              First quarter net revenues of $93.7 million and net loss of $(3.5) million, or $(0.29) per diluted share, for the three months ended December 31, 2013, compared to net revenues of $114.3 million and net income of $5.8 million, or $0.47 per diluted share, for the same period of fiscal 2012.

•                              Backlog was $180.2 million at December 31, 2013, an increase of 8.1% from $166.6 million at September 30, 2013.

•                              The Company spent approximately $9.3 million on capital projects in the first quarter of fiscal 2014. The Company estimates spending approximately $57.0 million on capital projects in fiscal 2014.

•                              Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 6, 2014 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter ended December 31, 2013.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Business conditions in the first quarter of fiscal 2014 were challenging and our financial results were negatively impacted by reduced shipments and lower average selling prices,” said Mark Comerford, President and Chief Executive Officer.  “Customers continued to reduce their inventories as destocking in the supply chain for aerospace engine and land-based gas turbines persisted.  Short industry lead times for mill direct products and falling market price of nickel have contributed to sluggish demand.  As we look further into fiscal 2014, we expect conditions to improve.  Our backlog increased over 8% during the quarter, and feedback from our customers is pointing towards improving market conditions over the fiscal year.  We are continuing to make meaningful progress on our capital expansion projects and we expect to be well positioned for future growth.”

Quarter Results

Net Revenues. Net revenues were $93.7 million in the first quarter of fiscal 2014, a decrease of 18.0% from $114.3 million in the same period of fiscal 2013.   Volume was 4.3 million pounds in the first quarter of fiscal 2014, a decrease of 7.8% from 4.7 million pounds in the same period of fiscal 2013.  The decline in volume is primarily due to the destocking in the aerospace and land-based gas turbine markets.  The aggregate average selling price was $21.69 per pound in the first quarter of fiscal 2014, a decrease of 11.1% from $24.40 per pound in the same period of fiscal 2013.  Average selling price decreased due to increased price competition, representing approximately $1.58 of the decrease, lower raw material market prices, which represented approximately $0.92 per pound of the decrease; and change in mix, representing approximately $0.35 of the decrease; offset by an increase in other revenue, which represented an approximately $0.14 increase.

Cost of Sales. Cost of sales was $88.5 million, or 94.4% of net revenues, in the first quarter of fiscal 2014 compared to $95.5 million, or 83.6% of net revenues, in the same period of fiscal 2013. Cost of sales in the first quarter of fiscal 2014 decreased by $7.1 million as compared to the same period of fiscal 2013 primarily due to lower volumes, partially offset by reduced absorption of manufacturing costs, higher-cost inventory charged to cost of sales, and the impact of our fixed price nickel contracts.

Gross Profit. As a result of the above factors, gross profit was $5.3 million for the first quarter of fiscal 2014, a decrease of $13.5 million from the same period of fiscal 2013. Gross margin as a percentage of net revenue decreased to 5.6% in the first quarter of fiscal 2014 as compared to 16.4% in the same period of fiscal 2013. Increased price competition is estimated to account for $6.8 million of the decrease.  Approximately $3.7 million of the decrease is attributable to reduced volumes and the related unfavorable variances arising from lower volumes as well as changes in product mix.  An estimated $2.1 million is attributable to higher-cost inventory charged to cost of sales with falling raw materials.  The impact of a fixed price nickel agreement, pursuant to which the Company agreed to purchase a portion of its nickel supply at a fixed price that has been greater than the market price of nickel is estimated to be attributable to the remaining $0.9 million.

Selling, General and Administrative Expense. Selling, general and administrative expense was $10.0 million for the first quarter of fiscal 2014, an increase of $0.1 million from the same period of fiscal 2013. Prior year stock compensation expense was $0.2 million lower due to prior year forfeitures of restricted stock.  Selling, general and administrative expense as a percentage of net revenues increased to 10.6% for the first quarter of fiscal 2014 compared to 8.6% for the same period of fiscal 2013 primarily due to decreased revenues.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.9% of revenue, for the first quarter of fiscal 2014, compared to $0.9 million, or 0.8% of revenue, in the same period of fiscal 2013.

Operating Income/(Loss). As a result of the above factors, operating loss in the first quarter of fiscal 2014 was $5.6 million compared to operating income of $8.1 million in the same period of fiscal 2013.

Income Taxes. Income taxes were a benefit of $2.1 million in the first quarter of fiscal 2014, a decrease of $4.3 million from an expense of $2.3 million in the same period of fiscal 2013.  The effective tax rate for the first quarter of fiscal 2014 was 37.1%, compared to 28.1% in the same period of fiscal 2013.  The increase in the effective tax rate was due to a discrete tax item in the first quarter of fiscal 2014 which decreased tax benefit by $0.2 million, in addition to a change in the California tax law that took effect in the first quarter of fiscal 2013, which lowered prior year tax expense for the first quarter of fiscal 2013 by $0.6 million.

Net Income/(Loss). As a result of the above factors, net loss in the first quarter of fiscal 2014 was $3.5 million, a decrease of $9.3 million from net income of $5.8 million in the same period of fiscal 2013.

Volumes, Competition and Pricing

Business conditions continue to be challenging as the Company continues to experience reduced demand, reduced selling price due to nickel market prices and increased price competition in the marketplace, particularly in commodity-type alloys.  The intense competitive environment continues to require the Company to aggressively price orders across all markets, which has unfavorably impacted the Company’s gross profit margin and net income.  In addition, sales volumes below mill capacities in the industry have reduced mill-direct lead times.  The decline in mill-direct lead times has, in turn, resulted in downward pressure on prices for service center transactional business, which typically commands a higher price due to faster product availability.

In addition to the negative effects of price competition, volumes in the first quarter of fiscal 2014 were lower than volumes in the first quarter of fiscal 2013.  Management believes the reduction in volume in the aerospace and land-based gas turbine markets is attributable to destocking in the supply chain as customers consume excess inventory. Management believes the decline in the price of nickel and customer uncertainty regarding the strength of the economy have also been contributors to the decline in overall volumes. Declining nickel prices can cause customers to delay orders for the Company’s products because the Company generally passes the cost of nickel on to customers in the price of its products.  As nickel prices decline, customers may delay ordering in order to receive a lower price in the future.  The reduced volumes processed through the mill have resulted in reduced absorption of fixed costs and margin compression.  The Company has implemented cost reduction measures and continues to carefully review discretionary spending in order to mitigate the impact of these factors on gross margin.

The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. Under the FIFO inventory costing method, the cost of materials included in cost of sales may be different than the current market price at the time of sale of finished product due to the length of time from the acquisition of the raw material to the sale of the finished product.  In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method. Conversely, in a period of rising raw material costs, the FIFO inventory valuation normally results in lower costs of sales.

Gross Profit Margin Trend Performance

The gross margin in the first quarter of fiscal 2014 was $5.3 million, a reduction of $13.5 million from the $18.8 million in the first quarter of fiscal 2013. Increased price competition is estimated to account for approximately $6.8 million of the decrease.  Approximately $3.7 million of the decrease is attributable to reduced volumes and the related unfavorable variances arising from lower volumes as well as changes in product mix. An estimated $2.1 million of the decrease is attributable to higher cost inventory charged to cost of sales with falling raw material prices.  The impact of a fixed priced nickel agreement, pursuant to which the Company agreed to purchase a portion of its nickel supply at a fixed price that has been greater than the market price of nickel, is estimated to account for the remaining $0.9 million

In the first quarter of each fiscal year, the Company’s gross profit margin percentage is typically lower than the preceding quarter due to lower absorption of fixed manufacturing costs that do not decrease in proportion with decreased production levels. Production levels decrease in the first quarter due to the Company’s observance of seasonal holidays and planned equipment downtime for capital upgrades and maintenance projects.

Backlog

Backlog was $180.2 million at December 31, 2013, an increase of approximately $13.6 million, or 8.1%, from $166.6 million at September 30, 2013. The backlog dollars increased during the first quarter of fiscal 2014 due to a 9.4% increase in backlog pounds, slightly offset by a small decrease in the average selling price per pound for the quarter.  The increase in the backlog during the first quarter resulted from increased order entry primarily in the chemical processing market.  However, the level of transactional business declined in the first quarter of fiscal 2014 from the last quarter of fiscal 2013.

Capital Investment

A key element of the Company’s business strategy is to capitalize on strategic equipment investments. Although the markets in which the Company participates are currently experiencing a period of lower demand, management continues to believe in the long-term growth potential of the aerospace, land-based gas turbine and chemical processing markets. Therefore, the Company is continuing to implement the previously announced capital spending projects in line with plans to meet the expected long-term growth requirements of those target markets.  Capital spending in the first quarter of fiscal 2014 was approximately $9.3 million, and the forecast for capital spending in fiscal 2014 is approximately $57.0 million. The capital spending planned for fiscal 2014 includes $18.8 million for the Arcadia tubular project, $8.9 million for the Kokomo flat product project, $14.0 million for the processing and service center upgrades, $2.5 million for the information systems upgrade project and the remaining $12.8 million for additional enhancements and upgrades of current facilities and equipment.

The actual and planned capital investments of approximately $124.5 million over the three-year period of fiscal 2012 through 2014 are expected to allow the Company to increase capacity, enhance product quality, reduce costs and improve working capital management. These significant investments are necessitated by expected intermediate and long-term increasing customer demand for volume and quality improvements.

Liquidity

During the first quarter of fiscal 2014, the Company’s primary sources of liquidity were cash on-hand and cash from operations, as detailed below.  At December 31, 2013, the Company had cash and cash equivalents of $81.1 million compared to cash and cash equivalents of $68.3 million at September 30, 2013.

Net cash provided by operating activities was $24.2 million in the first quarter of fiscal 2014 compared to net cash provided by operating activities of $29.5 million in the same period of fiscal 2013.  Items contributing to the difference include a $9.3 million difference between a net loss of $3.5 million compared to net income of $5.8 million in the same period of fiscal 2013 and a $7.9 million decrease in cash provided by lower accounts receivable compared to the same period of fiscal 2013. These reductions were offset by a $15.6 million increase in cash provided by inventory balances (net of foreign currency fluctuation) compared to the same period of fiscal 2013.  Net cash used in investing activities was $9.3 million in the first quarter of fiscal 2014 compared to $9.0 million in the first quarter of fiscal 2013 as a result of higher capital expenditures.  Net cash used in financing activities in the first quarter of fiscal 2013 included a $2.7 million dividend payment, consistent with the first quarter of fiscal 2013.  Additionally, $0.3 million was used as payment for purchase of treasury stock in order to satisfy payroll taxes related to the vesting of employees’ restricted stock.

The Company’s sources of liquidity for fiscal 2014 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At December 31, 2013, the Company had cash of $81.0 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•             Funding operations;

•                  Capital spending; and

•             Dividends to stockholders.

Dividend Declared

On February 6, 2014, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 17, 2014 to stockholders of record at the close of business on March 3, 2014. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $10.9 million on an annualized basis.

Guidance

Revenue and earnings for the second quarter of fiscal 2014 are expected to improve from those of the first quarter of fiscal 2014, but the Company may still experience a net loss for the second quarter. Given the increase in backlog and feedback from customers, the Company currently expects financial results to improve over the course of fiscal 2014.

Earnings Conference Call

The Company will host a conference call on Friday, February 7, 2014 to discuss its results for the first quarter of fiscal 2014.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 7, 2014	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, February 7th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, March 7, 2014. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Conference: 13575144

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2014 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2013.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2012	2013

Net revenues	$114,300	$93,700
Cost of sales	95,526	88,450
Gross profit	18,774	5,250
Selling, general and administrative expense	9,811	9,956
Research and technical expense	858	878
Operating income (loss)	8,105	(5,584)
Interest income	(29)	(46)
Interest expense	17	18
Income (loss) before income taxes	8,117	(5,556)
Provision for (benefit from) income taxes	2,282	(2,064)
Net income (loss)	$5,835	$(3,492)
Net income (loss) per share:
Basic	$0.47	$(0.29)
Diluted	$0.47	$(0.29)

Dividend declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2013	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$68,326	$81,023
Accounts receivable, less allowance for doubtful accounts of $1,199 and $1,194, respectively	82,562	62,749
Inventories	232,157	229,473
Income taxes receivable	4,433	3,165
Deferred income taxes	6,018	6,321
Other current assets	2,408	3,737
Total current assets	395,904	386,468
Property, plant and equipment, net	152,764	159,612
Deferred income taxes—long term portion	41,301	44,641
Prepayments and deferred charges	2,282	1,986
Other intangible assets, net	5,601	5,497
Total assets	$597,852	$598,204
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,600	$33,656
Accrued expenses	13,676	12,989
Revolving credit facility	—	—
Accrued postretirement benefits	4,918	4,918
Deferred revenue—current portion	2,500	2,500
Total current liabilities	48,694	54,063
Long-term obligations (less current portion)	767	767
Deferred revenue (less current portion)	30,329	29,704
Accrued pension and postretirement benefits	162,259	161,134
Total liabilities	242,049	245,668
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,342,585 and 12,401,728 shares issued, 12,332,592 and 12,385,451 shares outstanding at September 30, 2013 and December 31, 2013, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	238,941	240,220
Accumulated earnings	174,154	167,942
Treasury stock, 9,993 shares at September 30, 2013 and 16,277 shares at December 31, 2013	(505)	(840)
Accumulated other comprehensive loss	(56,799)	(54,798)
Total stockholders’ equity	355,803	352,536
Total liabilities and stockholders’ equity	$597,852	$598,204

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2012	2013
Cash flows from operating activities:
Net income (loss)	$5,835	$(3,492)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,131	3,606
Amortization	105	104
Pension and post-retirement expense — U.S. and U.K.	4,023	2,611
Stock compensation expense	218	437
Excess tax benefit from option exercises and restricted stock vesting	(195)	(253)
Deferred revenue	(625)	(625)
Deferred income taxes	(147)	(4,668)
Loss on disposition of property	3	17
Change in assets and liabilities:
Accounts receivable	28,342	20,462
Inventories	(12,095)	3,541
Other assets	(1,087)	(1,010)
Accounts payable and accrued expenses	5,038	3,822
Income taxes	2,127	2,119
Accrued pension and postretirement benefits	(5,145)	(2,606)
Net cash provided by operating activities	29,528	24,065

Cash flows from investing activities:
Additions to property, plant and equipment	(8,982)	(9,313)
Net cash used in investing activities	(8,982)	(9,313)

Cash flows from financing activities:
Dividends paid	(2,710)	(2,720)
Proceeds from exercise of stock options	598	589
Payment for purchase of treasury stock	—	(335)
Excess tax benefit from option exercises and restricted stock vesting	195	253
Net cash used in financing activities	(1,917)	(2,213)

Effect of exchange rates on cash	94	158
Increase in cash and cash equivalents	18,723	12,697

Cash and cash equivalents, beginning of period	46,740	68,326
Cash and cash equivalents, end of period	$65,463	$81,023